DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138    FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com   (NasdaqCM: DNBF)
DNB Financial Corporation Appoints Tom Kline Interim Chief Commercial Lending Officer
Downingtown PA., June 6, 2018 – DNB Financial Corporation (Nasdaq: DNBF), the parent company of DNB First, National Association, today announced the appointment of C. Tomlinson ("Tom") Kline, III, as Chief Commercial Lending Officer on an interim basis. Mr. Kline succeeds Christopher P. McGill, who is leaving the company to accept a new position.
Mr. Kline joined DNB First in 2004, most recently serving as Senior Vice President, Senior Commercial Relationship Manager. He has more than 30 years of commercial lending experience, including senior management roles in business development and credit policy for leading banks in the greater Philadelphia region.
"All of us at DNB thank Christopher McGill for his contributions to building the bank we are today and we wish him the very best in his next endeavor," said William J. Hieb, President and Chief Executive Officer. "I'm personally grateful for his partnership and support over the past two years, as we have successfully integrated the operations of East River Bank into a more powerful DNB, for the benefit of our customers, shareholders, employees and communities. We will conduct a comprehensive search to identify Christopher's replacement. In the meantime, I'm pleased to be able to call on Tom Kline's deep commercial lending knowledge and business leadership abilities; he will provide our lending team with outstanding guidance and direction."
About DNB Financial Corporation

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ's Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.